Exhibit 13.6

Execution Version

KAYNE ANDERSON MIDSTREAM/ENERGY FUND, INC.

CREDIT AGREEMENT

Dated as of July 25, 2014

SUMITOMO MITSUI BANKING CORPORATION,

as Administrative Agent, and

THE SEVERAL BANKS FROM

TIME TO TIME PARTIES HERETO

(i)

3.13	ERISA	25

3.14	Certain Restrictions	25

3.15	Subsidiaries	26

3.16	Registration of the Borrower	26

3.17	Offering in Compliance with Securities Laws	26

3.18	Investment Policies	26

3.19	Permission to Borrow	26

3.20	Accuracy of Information; Electronic Information	26

3.22	Affiliated Persons	26

3.23	Licenses, Permits, Etc.	26

3.24	Existing Indebtedness	27

3.25	Foreign Assets Control Regulations, Etc	27

3.26	Ranking of Obligations	28

SECTION 4. CONDITIONS PRECEDENT		28

4.1	Conditions to Initial Loans	28

4.2	Conditions to Each Loan	29

SECTION 5. AFFIRMATIVE COVENANTS		30

5.1	Financial Statements	30

5.2	Certificates; Other Information	31

5.3	Payment of Obligations	32

5.4	Conduct of Business; Maintenance of Existence and Investment Company Status; Compliance with Law and Contractual Obligations; Maintenance of Custodian	32

5.5	Maintenance of Property; Insurance	32

5.6	Inspection of Property; Books and Records; Discussions	32

5.7	Notices	33

5.8	Purpose of Loans	33

5.9	Payments Following Default or Event of Default	33

SECTION 6. NEGATIVE COVENANTS		33

6.1	Financial Condition Covenant	34

6.2	Limitation on Indebtedness	34

6.3	Limitation on Liens	34

6.4	Limitation on Guarantee Obligations	35

6.5	Limitation on Fundamental Changes	35

6.6	Limitation on Distributions	35

(ii)

6.7	Limitation on Investments, Loans and Advances; Subsidiaries	35

6.8	Limitation on Transactions with Affiliates	36

6.9	Limitation on Negative Pledge Clauses	36

6.10	Limitation on Changes to Investment Policies	36

6.11	Permitted Activities	36

6.12	ERISA	36

6.13	Terrorism Sanctions Regulations	36

6.14	Asset Coverage Ratio Calculation	36

6.15	Anti-Corruption Laws	36

SECTION 7. EVENTS OF DEFAULT		37

SECTION 8. THE ADMINISTRATIVE AGENT		39

8.1	Appointment	39

8.2	Delegation of Duties	39

8.3	Exculpatory Provisions	39

8.4	Reliance by Administrative Agent	40

8.5	Notice of Default	40

8.6	Non-Reliance on Administrative Agent and Other Lenders	40

8.7	Indemnification	41

8.8	Administrative Agent in Its Individual Capacity	41

8.9	Successor Administrative Agent	41

SECTION 9. MISCELLANEOUS		42

9.1	Amendments and Waivers	42

9.2	Notices	43

9.3	No Waiver; Cumulative Remedies	43

9.4	Survival of Representations and Warranties	43

9.5	Payment of Expenses and Taxes; Indemnification	43

9.6	Successors and Assigns; Participations and Assignments	44

9.7	Adjustments; Set-off	46

9.9	Counterparts	47

9.10	Severability	47

9.11	Integration	47

9.12	GOVERNING LAW	47

9.13	Submission To Jurisdiction; Waivers	47

9.14	Acknowledgments	48

(iii)

9.15	WAIVERS OF JURY TRIAL	48

9.16	Waiver of Conflicts; Confidentiality	48

9.18	Non-Recourse	49

9.19	PATRIOT Act	50

(iv)

SCHEDULES:

Schedule I Commitments, Addresses, Etc.

EXHIBITS:

Exhibit 2.5(e) Form of Note

Exhibit 9.6(c) Form Assignment and Acceptance

(v)

THIS CREDIT AGREEMENT, dated as of July 25, 2014 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among (i) KAYNE ANDERSON MIDSTREAM/ENERGY FUND, INC., a Maryland corporation, registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “Borrower”); (ii) the several banks and other financial institutions from time to time parties to this Agreement (the “Lenders”); and (iii) SUMITOMO MITSUI BANKING CORPORATION (“SMBC”), as administrative agent for the Lenders hereunder (the “Administrative Agent”),

W I T N E S S E T H:

WHEREAS, Borrower is a closed-end registered management investment company under the Investment Company Act of 1940 for which KA Fund Advisors, LLC, a Delaware limited liability company (the “Investment Manager”), acts as investment manager;

WHEREAS, Borrower has requested Lenders to make Loans (as hereinafter defined) to Borrower and to make available to it a credit facility for the purposes and on the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“ABR Loans”: Loans made at a rate of interest based upon the Alternate Base Rate.

“Administrative Agent”: SMBC, together with its permitted successors and assigns, as the administrative agent for the Lenders under this Agreement and the other Loan Documents.

“Advisers Act”: the Investment Advisers Act of 1940, as amended from time to time, together with all rules and regulations promulgated from time to time thereunder.

“Affiliate”: as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Aggregate Commitment”: the total of all Commitments of all Lenders, as may be reduced from time to time in accordance with the terms of this Agreement. On the Closing Date at the time of closing, the Aggregate Commitment shall be equal to $50,000,000.

“Agreement”: as defined in the preamble hereto.

“Alternate Base Rate”: for any day, the highest of (i) SMBC’s prime rate as announced by SMBC in New York City, (ii) the sum of (x) the Federal Funds Rate plus (y) 50 bps and (iii) the sum of (x) the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page on such screen) at approximately 11:00 a.m., London time, on such day as the rate for dollar deposits in the London interbank market with a one month maturity. In the event that such rate does not appear on such page (or on any such successor or substitute page), the rate for this clause (iii) shall be determined by reference to such other publicly available service for displaying interest rates for dollar deposits in the London interbank market as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which dollar deposits of $5,000,000 and for a one month maturity are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on such day plus (y) 100 bps (the Alternate Base Rate is not intended to be the lowest rate charged by any Lender or SMBC to its borrowers).

“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Order”: Executive Order No. 13224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended from time to time.

“Applicable Margin”: at any time, with respect to (i) Eurodollar Rate loans, 1.30% per annum and (ii) Alternate Base Rate Loans, 0.30% per annum.

“Asset Coverage Ratio”: with respect to the Borrower, the ratio which (i) the value of the Total Assets of the Borrower less all liabilities and indebtedness of the Borrower not represented by Senior Securities, bears to (ii) the aggregate amount of all Senior Securities representing Indebtedness of the Borrower. For the purposes of calculating the Asset Coverage Ratio, the amount of any liability or indebtedness deducted from Total Assets of the Borrower shall be equal to the greater of (x) the outstanding amount of such liability or indebtedness, or (y) the fair market value of all assets securing such liability or indebtedness of the Borrower, provided that with respect to the covered call programs undertaken by the Borrower, in which calls are written on securities owned by the Borrower, the amount of any liability or indebtedness deducted from Total Assets of the Borrower shall be equal to the greater of (x) the outstanding liability represented by such covered calls, or (y) the sum of the fair market value of such owned securities up to the value of such outstanding liability plus the fair market value of all other assets securing such covered calls.

“Assignee”: as defined in Section 9.6(c).

“Available Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Lender’s Commitment less (b) the aggregate principal amount of all Loans to the Borrower made by such Lender then outstanding; collectively, as to all the Lenders, the “Available Commitments.”

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benefited Lender”: as defined in Section 9.7(a). “Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified in a notice pursuant to Section 2.2 as a date on which the Borrower requests the Lenders to make Loans hereunder.

“Business Day”: a day other than a Saturday, Sunday or any other day on which commercial banks in New York City are authorized or required by law to close.

“Closing Date”: the date of this Agreement.

“Closing Date Net Assets”: Net Assets as most recently calculated prior to the Closing Date (but in any event within 10 days of the Closing Date).

“Code”: the Internal Revenue Code of 1986, as amended from time to time, together with all rules and regulations promulgated from time to time thereunder.

“Commitment”: as to any Lender, the obligation of such Lender to make Loans to the Borrower hereunder in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I.

“Commitment Fee”: as defined in Section 2.3.

“Commitment Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the aggregate Commitments of all Lenders (or, at any time after the Commitments of all the Lenders shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding).

“Commitment Period”: the period from and including the date hereof to, but not including, the Termination Date.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled Portfolio Entities”: Subsidiaries of the Borrower, of which the Borrower owns not less than 80% of the beneficial or equitable interests, organized for the sole purpose of holding portfolio investments consistent with the Borrower’s Investment Policies.

“Credit Party”: each of the Administrative Agent and the Lenders. “Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Dollars” and “$”: dollars in lawful currency of the United States of America. “Eligible Lender”: an entity that is a “Bank” (as defined in the 1940 Act) and is not otherwise prohibited by Section 17 of the 1940 Act from lending to the Borrower.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules and regulations promulgated from time to time thereunder.

“ERISA Affiliate”: any trade or business (whether or not incorporated) that is treated as a single employer together with the Borrower under Section 414 of the Code.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day, including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto, dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such System or bank subject to such Governmental Authority.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page on such screen) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of the applicable Interest Period, as the rate for dollar deposits in the London interbank market with a maturity comparable to such Interest Period. In the event that such rate does not appear on such page (or on any such successor or substitute page), such rate shall be determined by reference to such other publicly available service for displaying interest rates for dollar deposits in the London interbank market as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such applicable Interest Period (30, 60 or 90 days, and if available 180 days).

“Eurodollar Lending Office”: initially, the office of each Lender designated as such in Schedule I hereto; and thereafter such other office of such Lender, if any, that shall be making or maintaining Eurodollar Loans.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                Eurodollar Base Rate

1.00 - Eurocurrency Reserve Requirements

“Event of Default”: any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Federal Funds Rate”: for any day, the “offered rate”, as determined by SMBC, for overnight federal funds, which rate is determined from day to day and will be reasonably representative of the market conditions at the times set.

“Fee Letter”: that certain letter agreement dated as of July 25, 2014, between SMBC and the Borrower.

“Financing Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“GAAP”: generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by such guaranteeing person in good faith.

“Indebtedness”: of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar debt instrument, (c) all obligations of such Person under Financing Leases or Interest Rate Agreements or Swap Obligations as calculated daily on a marked-to- market basis in accordance with GAAP, (d) all obligations of such Person in respect of acceptances (as defined in Section 3-410 of the UCC) issued or created for the account of such Person, (e) all reimbursement obligations of such Person arising out of any letters of credit, and (f) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

“Interest Payment Date”: (i) as to each ABR Loan, the last day of each calendar month in which such loan is outstanding; (ii) as to each Eurodollar Loan, the Maturity Date for such Loan, provided if such Loan has an Interest Period in excess of 90 days then such Loan shall have an Interest Payment Date both as of the 90th day and on the last day of the Interest Period for such Loan; and (iii) with respect to each Loan, in connection with any prepayment, with respect to interest on the amount of principal prepaid, the date of such prepayment.

“Interest Period”: (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to Eurodollar Loans and ending 30, 60 or 90 days, and if available 180 days thereafter, as selected by the Borrower in its notice of borrowing as provided in Section 2.2 or its notice of conversion as provided in Section 2.13, as the case may be; and (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to Eurodollar Loans and ending (x) 30, 60 or 90 days, and if available 180 days thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Working Days prior to the last day of the then current Interest Period with respect to such Eurodollar Loans or (y) if no such notice is given, a period of time thereafter equal to the Interest Period then ending, provided that 180 day Interest Periods are subject to the ability of each Lender to provide the same; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following: (1) if any Interest Period pertaining to a Eurodollar Loan would otherwise end on a day which is not a Working Day, such Interest Period shall be extended to the next succeeding Working Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Working Day; (2) any Interest Period that would otherwise end after the Termination Date shall end on the Termination Date; and (3) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Interest Rate Agreement”: any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap of other interest rate hedge or arrangement under which the Borrower is a party or a beneficiary.

“Investment Manager”: as defined in the recitals hereto.

“Investment Policies”: as to the Borrower, the policies and objectives for, and limits and restrictions on, investing by the Borrower set forth in the Borrower’s registration statement or Prospectus.

“Lenders”: as defined in the preamble hereto.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

“Loan Documents”: this Agreement and the Notes.

“Loans”: all loans made pursuant to this Agreement; individually, a “Loan”.

“Margin Stock”: as defined in Regulation U.

“Material Adverse Effect”: a material adverse effect on (a) the business, financial condition or ability to timely perform any of its material obligations under the Loan Documents of the Borrower or (b) the legality, validity, or enforceability of any Loan Document or the rights or remedies of the Administrative Agent or any Lender hereunder or thereunder.

“Maturity Date”: (i) as to each ABR Loan, the date which is the earliest of (a) 30 days after the Borrowing Date for such Loan, (b) the Termination Date and (c) the date on which such Loan is paid in full; and (ii) as to all Eurodollar Loans, the date which is the earlier of (a) the Termination Date, and (b) the date on which such Loan is paid in full.

“Minimum Net Assets”: The sum of (x) 50% of Closing Date Net Assets, plus (y) 25% of net proceeds from each common stock equity issuance of the Borrower subsequent to the date of calculation of Closing Date Net Assets.

“Minimum Permitted Ratio”: 300%.

“Moody’s”: Moody’s Investor Service, Inc.

“Net Assets”: Net Assets Applicable to Common Stockholders of the Borrower, as calculated by the Borrower consistent with past practices in accordance with GAAP, and consistently stated on the balance sheets of the Borrower.

“1940 Act”: the Investment Company Act of 1940, as amended from time to time, together with all rules and regulations promulgated from time to time thereunder.

“1933 Act”: the Securities Act of 1933, as amended from time to time, together with all rules and regulations promulgated from time to time thereunder.

“Non-Excluded Taxes”: as defined in Section 2.11.

“Non-Recourse Person”: as defined in Section 9.16.

“Note”: each Revolving Credit Note.

“Note Purchase Agreement: collectively, those note purchase agreements among the Borrower and those certain purchasers party thereto with respect to certain senior unsecured notes as outstanding as of the Closing Date.

“Patriot Act”: United State Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, together with all rules and regulations promulgated from time to time thereunder.

“Participant”: as defined in Section 9.6(b).

“Person”: an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Permitted Secured Indebtedness”: as defined in Section 6.2(e).

“Plan”: at a particular time, any employee benefit plan covered by ERISA which the Borrower maintains.

“Prospectus”: as to the Borrower at a particular time, shall mean the currently effective prospectus and statement of additional information of the Borrower.

“Register”: as defined in Section 9.6(d).

“Regulation T”: Regulation T of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Regulation X”: Regulation X of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Required Lenders”: at any time, Lenders the Commitment Percentages of which aggregate more than 50%.

“Requirement of Law”: as to any Person, the certificate of incorporation, by- laws, partnership agreement, or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: any duly appointed officer of the Borrower whose title appears on a list of “Responsible Officers” provided from time to time by the Borrower to the Administrative Agent, and accepted by the Administrative Agent in its reasonable discretion.

“Revolving Credit Note”: as defined in Section 2.5(e).

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Sanctioned Country”: at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“S&P”: Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies.

“Senior Security”: any security classified as a Senior Security under the 1940 Act, including, without limitation, any bond, debenture, note or similar obligation or instrument constituting a security and evidencing indebtedness (including, without, limitation all Loans under this Agreement), and any share of beneficial interest of the Borrower of a class having priority over any other class of shares of the Borrower as to distribution of assets or payment of dividends, including without limitation preferred stock; provided however, that Senior Security shall not include marked-to-market obligations under Swap Obligations or Interest Rate Agreements to the extent not constituting a Senior Security consistent with the regulatory guidance provided by the staff of the Securities Exchange Commission.

“Senior Securities Representing Indebtedness” and “Senior Securities representing Indebtedness”: any Senior Security other than stock, preferred stock or other equity security.

“SMBC”: is defined in the preamble hereto.

“Subsidiary”: as to any Person, a corporation, partnership or other entity (including without limitation Controlled Portfolio Entities) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person, except if such shares of stock or other ownership interests are held, or where such management is controlled by such Person acting, solely in a fiduciary capacity entered into in the ordinary course of business.

“Swap Obligation”: as to any person, any net obligation of such person arising out of (i) any “swap agreement” (as defined in Section 101(53B) of the Bankruptcy Code), (ii) any equity derivative transactions such as swap, floor, collar, or cap transactions, (iii) any option to enter into any of the foregoing or (iv) any combination of the foregoing.

“Termination Date”: July 25, 2019, or such earlier date on which the Commitments shall terminate as provided herein.

“Total Assets”: at any time, all assets of the Borrower which in accordance with GAAP would be classified as assets on a balance sheet of the Borrower prepared as of such time; provided, however, that the term Total Assets shall not include (a) equipment, (b) debt or preferred securities owned by the Borrower which are in default, and (c) deferred organizational and offering expenses in the aggregate amount in excess of $3,000,000.

“Tranche”: the collective reference to Eurodollar Loans, the Interest Periods of which begin on the same date and end on the same later date (whether or not such Eurodollar Loans shall originally have been made on the same day).

“Transferee”: as defined in Section 9.6(f).

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan. “UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“Working Day”: any Business Day on which dealings in foreign currencies and exchange between banks may be carried on in the London interbank eurodollar market.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes or any certificate or other document made or delivered pursuant hereto.

(b) As used herein and in any other Loan Document, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrower not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (as consistently applied).

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF COMMITMENT

2.1 Commitments; Increase in Commitments. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Credit Loans”) to the Borrower, from time to time during the Commitment Period, in an aggregate principal amount at any one time outstanding not to exceed the amount of such Lender’s Commitment. During the Commitment Period, the Borrower may use the Commitments by borrowing, prepaying Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof; provided that at no time may the aggregate principal amount outstanding of Revolving Credit Loans to the Borrower exceed the Aggregate Commitment.

(b) The Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.7, provided that no Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Termination Date.

2.2 Procedure for Borrowing. Subject to Section 4, the Borrower may borrow under the Commitments during the Commitment Period on any Working Day, with respect to Eurodollar Loans, or any Business Day, with respect to ABR Loans, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, three Working Days prior to the requested Borrowing Date for a Eurodollar Loan, and 11:00 a.m. on the requested Borrowing Date for an ABR Loan), specifying (i) the aggregate amount to be borrowed and the aggregate amount outstanding after giving effect to such borrowing, (ii) the Type of each Loan requested, (iii) the requested Borrowing Date and (iv) with respect to any Eurodollar Loan, the lengths of the initial Interest Periods therefor. The aggregate amount of each borrowing by the Borrower under the Commitments on any Borrowing Date shall be in an amount equal to (i) as to each ABR Loan, $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if the then Available Commitments are less than $1,000,000, such lesser amount); (ii) as to each Eurodollar Loan, $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if the then Available Commitments are less than $1,000,000, such lesser amount). Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 9.2 prior to 4:00 P.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower on such Borrowing Date by the Administrative Agent transferring by wire to the custodian of and for the account of the Borrower the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.3 Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than any Defaulting Lender as stated below) a commitment fee (the “Commitment Fee”) during the period which shall begin on the first day of the Commitment Period and shall extend to the Termination Date, at the rate of 0.25% (twenty-five basis points) per annum on the average daily amount of the Available Commitments of all Lenders in the aggregate during each calendar quarter, but not including for any given calendar quarter any Lender deemed to be a Defaulting Lender during such calendar quarter. The Commitment Fee shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date, commencing on the first of such dates to occur after the Closing Date.

2.4 Termination and Reduction of Commitments. (a) The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate all Commitments and this Agreement, except with respect to provisions which by their terms are expressly stated to survive such termination. Any termination of all Commitments, and this Agreement (whether occurring pursuant to the preceding sentence (a “Voluntary Termination”) or upon the exercise of Lenders’ remedies following an Event of Default (an “Involuntary Termination”)) shall be accompanied by prepayment in full of the Loans to the Borrower then outstanding, and payment of (i) any accrued Commitment Fees payable by the Borrower hereunder and (ii) any other accrued fees, expenses or indemnified liabilities payable by the Borrower hereunder.

(b) Interest accrued on the amount of any prepayment relating to such termination and any unpaid Commitment Fee accrued hereunder shall be paid on the date of such termination.

(c) The Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to reduce the Aggregate Commitment in minimum increments of $1,000,000, provided that the Aggregate Commitment may not be reduced to lower than $1,000,000. Any such reduction shall be accompanied by prepayment in full of the Loans to the Borrower then outstanding that are in excess of the Aggregate Commitment as reduced.

(d) The Administrative Agent shall provide each Lender with prompt notice of any Commitment changes pursuant to this Section 2.4.

2.5 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender to the Borrower on the Maturity Date for such Loan (or such earlier date on which the Loans become due and payable pursuant to Section 2.6(b) or Section 7). The Borrower hereby further agrees to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of the Loans to the Borrower from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.7.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain the Register pursuant to Section 9.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof. The Administrative Agent shall provide a copy of the Register to the Borrower and each Lender upon request.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.5(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded, provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement. In the event of a conflict between the Register and such accounts, the Register shall be rebuttably presumed to be correct.

(e) The Borrower agrees that, upon the request of any Lender through the Administrative Agent, it will execute and deliver to such Lender a promissory note evidencing the Loans of such Lender to the Borrower, substantially in the form of Exhibit 2.5(e) with appropriate insertions as to date and principal amount (a “Revolving Credit Note”).

2.6 Optional and Mandatory Prepayments. (a) The Borrower may, at any time and from time to time, prepay the Loans, in whole or in part, without premium or penalty, except as set forth in Section 2.6(c), upon at least three Working Days’ irrevocable notice (in the case of Eurodollar Loans) and one Business Day’s irrevocable notice (in the case of ABR Loans), in each case to the Administrative Agent, specifying the date and amount of prepayment, and whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof, and, if a combination thereof, the amount allocable to each. The Administrative Agent shall promptly notify each Lender of such prepayment and such Lender’s ratable share thereof (based on its Commitment Percentage). If any such notice is given, the amount specified in such notice shall be due and payable by the Borrower on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof and may only be made, if after giving effect thereto, Section 2.13(c) shall not have been contravened.

(b) (i) If, at any time, either (A) the Asset Coverage Ratio of the Borrower shall be less than the Minimum Permitted Ratio, or (B) the aggregate amount of all Indebtedness of the Borrower (including, without limitation, the Loans made to the Borrower) then outstanding exceeds the limits provided in the Borrower’s Prospectus, then, in each case within thirty-five (35) calendar days thereafter, the Borrower shall repay Loans to the extent necessary to ensure that (x) the Borrower’s Asset Coverage Ratio after such payments is in compliance with applicable covenants concerning minimum the Asset Coverage Ratio set forth in this Agreement or (y) the aggregate amount of all Indebtedness of the Borrower then outstanding does not after such payments exceed such limits provided in the Borrower’s Prospectus, as the case may be.

(ii) If any Loan is made in contravention of Section 4.2(c) (without the Borrower having received prior written consent from the Required Lenders), then the Borrower shall immediately prepay the full amount of such Loan.

(c) In the event that any prepayment of a Eurodollar Loan is required or permitted on a date other than the last day of the then current Interest Period with respect thereto, Borrower shall indemnify Lender therefor in accordance with Section 2.14 hereof.

2.7 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(c) Upon (i) the occurrence and continuance of any Event of Default specified in Section 7(e) or (ii) notice given by the Administrative Agent to the Borrower of any other Event of Default (following the occurrence and during the continuance of such Event of Default), all Loans outstanding to the Borrower shall bear interest at a rate per annum which is the rate that would otherwise be applicable thereto pursuant to the provisions of Section 2.7(a) or (b), as applicable, plus 2% per annum. If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any Commitment Fee or other amount payable hereunder or under any other Loan Document shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal to the last day of any Interest Period then applicable thereto, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) otherwise, the rate described in paragraph (b) of this Section 2.7 plus 2%, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest on Loans shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to the second sentence of paragraph (c) of this Section 2.7 shall be payable from time to time on demand.

2.8 Computation of Interest and Fees. (a) Commitment Fees and interest shall be calculated on the basis of a 360-day year for the actual days elapsed; provided that interest on ABR Loans that are based on SMBC’s prime rate shall be calculated on the basis of a 365/366- day year for the actual days elapsed. Any change in the interest rate on a Loan resulting from a change in the ABR Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.7(a).

2.9 Pro Rata Treatment and Payments. (a) Subject to Section 2.12(b), each borrowing by the Borrower from the Lenders hereunder and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans of the Borrower then held by the Lenders. Each payment of commitment fee shall be made to the account of the Lenders pro rata according to the amounts of their respective unutilized Commitments. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made no later than 3:00 P.M., New York City time, on the due date therefor to the Administrative Agent, for the account of the Lenders, at the Administrative Agent’s office specified in Section 9.2 hereof, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders, pro rata except as otherwise provided for herein, promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its Commitment Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. Subject to the provisions concerning Defaulting Lenders in this Agreement and to clause 2.9(c) below, with respect to a Lender which is not a Defaulting Lender, if such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of the applicable daily Federal Funds Rate and a rate determined by the Administrative Agent in accordance with applicable banking industry rules on interbank compensation for the period commencing with such Borrowing Date until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent (it being understood the Borrower shall not be obligated to repay any such interest paid by the non- funding Lender) submitted to any Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.3;

(ii) the Commitment of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.1); provided, that this clause (ii) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Defaulting Lender or each Lender affected thereby as stated in Section 9.1;

(iii) In the event that the Administrative Agent and the Borrower each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such remedied Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such remedied Lender to hold such Loans in accordance with its portion of the Aggregate Commitments.

(d) If any Lender shall fail to make any payment required to be made by it under this Agreement to the Administrative Agent, including without limitation pursuant to Section 2.9(b) or 8.7, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations to it under the applicable Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such applicable Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

2.10 Requirements of Law. (a) If any Lender shall have determined that the adoption of or any change in any Requirement of Law (in each case after the date hereof, provided, however, that notwithstanding anything herein to the contrary, each of the following shall be deemed to be a “change in any Requirement of Law”, regardless of the date enacted, adopted or issued: (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III) of or by any Governmental Authority regarding or effecting capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding or effecting capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount determined by such Lender to be material, then from time to time, the Borrower shall promptly, and in any event within ten Business Days of receipt of notice thereof from the Administrative Agent or such Lender, pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(b) If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled by providing a certificate setting forth in reasonable detail the basis for the claim for additional amounts, the amounts required to be paid by the Borrower to such Lender, and the computations made by such Lender to determine the amounts; provided that such Lender shall not be required to disclose any confidential information. Such certificate as to any additional amounts payable pursuant to this Section submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(c) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the change in the Requirement of Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the change in the Requirement of Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof, to a maximum additional period of one year.

2.11 Taxes. (a) All payments made by the Borrower under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding all present and future income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Note). If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under any Note, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender that is organized under the laws of a jurisdiction outside the United States of America if such Lender fails to comply with the requirements of paragraph (b) of this Section. Whenever any Non- Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b) Each Lender shall:

(i) deliver to the Borrower and the Administrative Agent prior to any payments being made under this Agreement or the Notes (A) if such Lender is organized under the laws of a jurisdiction outside the United States of America, two duly completed copies of United States Internal Revenue Service Form W-8BEN, Form W-8IMY or Form W-8ECI, or successor applicable forms, appropriate for such Lender, or (B) if such Lender is organized under the laws of a jurisdiction within the United States of America, an Internal Revenue Service Form or W-9, or successor form;

(ii) deliver to the Borrower and the Administrative Agent two further properly completed copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to Borrower; and

(iii) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by Borrower or the Administrative Agent;

unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from lawfully completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent. Such Lender shall certify (A) in the case of a Form W-8BEN, Form W-8IMY or Form W-8ECI, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (B) in the case of a Form W-9, that it is entitled to an exemption from United States backup withholding tax. Each Person that shall become a Lender or a Participant pursuant to Section 9.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this Section, provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

2.12 Change of Lending Office; Replacement of Lender. (a) If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.6), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.11, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c) If any Lender requests compensation under Section 2.15, or states that it is entitled to request compensation therefor, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.6), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) such assignment will result in either a reduction in the compensation due under Section 2.15 or in an assignment to an assignee not entitled to such compensation. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.13 Conversion and Continuation Options; Tranches. (a) Each Eurodollar Loan may be converted to an ABR Loan by giving the Administrative Agent notice of such election not later than the third Working Day prior to the last day of such Interest Period, unless there shall have occurred and be continuing a Default or Event of Default, provided that such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. Each ABR Loan may be converted to a Eurodollar Loan by giving the Administrative Agent notice of such election not later than the third Working Day prior to the date of such conversion, unless there shall have occurred and be continuing a Default or Event of Default. No conversion may be made pursuant to this Section 2.13(a) if, after giving effect thereto, Section 2.13(c) shall be contravened. The Administrative Agent shall promptly notify each Lender of any such conversions and the new rate of interest with respect thereto.

(b) All Eurodollar Loans shall be continued as such upon the expiration of the then current Interest Period with respect thereto in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, provided that no Eurodollar Loan may be continued as such (i) if, after giving effect thereto, Section 2.13(c) would be contravened or (ii) after the date that is one month prior to the Termination Date.

(c) All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Tranche shall be equal to $1,000,000 or a whole multiple of $500,000 in excess thereof. There shall be no more than ten (10) Tranches outstanding at any one time.

2.14 Indemnity. (a) The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (i) default by the Borrower in payment when due of the principal amount of or interest on any Eurodollar Loan, (ii) default by the Borrower in making a borrowing of, or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (iii) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, (iv) the making by the Borrower of a prepayment (whether such prepayment is voluntary, optional, mandatory or upon acceleration of such Loans) of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto, or (v) the prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto, which prepayment is made in connection with the replacement of such Lender under Section 2.12(b), in each case above including, without limitation, any such loss or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder for one year.

(b) When demanding payment pursuant to this Section, the demanding Lender shall provide to the Borrower (with a copy to the Administrative Agent) a certificate, signed by an officer of such Lender, setting forth in accordance with the standard practice of such Lender the amount required to be paid by Borrower to such Lender. Such certificate shall be conclusive in the absence of manifest error.

2.15 Certain Increased Costs and Eurodollar Events. (a) If any future Requirement of Law, or any change after the date hereof in the interpretation or administration of any Requirement of Law by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any request or directive (whether or not having the force of law) of any such Governmental Authority in connection therewith issued, promulgated or enacted after the date hereof shall:

(1) subject any Lender (or its applicable lending office) to any tax, duty or other charge with respect to its Loans or its Commitment, or shall change the basis of taxation of payments to any Lender (or its applicable lending office) of the principal of or interest on its Loans or any other amounts due under this Agreement or its Commitment, in each case except for any Non-

Excluded Taxes indemnified under Section 2.11 and any tax on, or changes in the rate of tax on the overall net income of, or franchise or branch profits taxes payable by, such Lender or its applicable lending office imposed by the jurisdiction in which such Lender’s principal executive office or applicable lending office is located; or

(2) impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its applicable lending office) or shall impose on any Lender (or its applicable lending office) any other condition affecting its Loans or its Commitment; or

(3) impose on any Lender any other conditions or requirements with respect to this Agreement, or Eurodollar Loans made by such Lender or participation therein and the result of any of the foregoing is to increase the cost to such Lender of making, funding, issuing, renewing, extending or maintaining any Eurodollar Loan or such Bank’s Commitment to make Eurodollar Loans, or to reduce the amount of any sum received or receivable by such Lender under this Agreement with respect thereto, by an amount deemed by such Lender to be material, then, promptly upon demand by such Lender (and in any event within thirty (30) days after demand by such Lender) and delivery to the Borrower of the certificate required by clause (c) hereof (with a copy to the Administrative Agent), the Borrower shall pay to such Lender the additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b) If any future Requirement of Law, or any change in any present or future Requirement of Law, or any change in the interpretation or administration of any present or future applicable law by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or its Eurodollar Lending Office) with any new request or new directive (whether or not having the force of law) of any such Governmental Authority shall make it unlawful or impossible for any Lender (or its Eurodollar Lending Office) to make, maintain or fund its Eurodollar Loans and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, (a) the commitment of such Lender to make Eurodollar Loans or convert ABR Loans to Eurodollar Loans shall forthwith be suspended, and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the last day of the Interest Period applicable to such Eurodollar Loans or within such earlier period as may be required by law. Before giving any notice to the Administrative Agent pursuant to this Section, such Lender shall designate a different Eurodollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such Lender shall determine that it may not lawfully continue to maintain and fund any of its outstanding Eurodollar Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each such Eurodollar Loan, together with accrued interest thereon and any amount payable by the Borrower pursuant to Section 2.14. Concurrently with prepaying each such Eurodollar Loan, the Borrower shall borrow an ABR Loan in an equal principal amount from such Lender (on which interest and principal shall be payable contemporaneously with the related Eurodollar Loans of the other Lenders), and such Lender shall make such an ABR Loan.

(c) If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled by providing a certificate setting forth in reasonable detail the basis for the claim for additional amounts, the amounts required to be paid by the Borrower to such Lender, and the computations made by such Lender to determine the amounts; provided that such Lender shall not be required to disclose any confidential information. Such certificate as to any additional amounts payable pursuant to this Section submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

3.1 Financial Condition. The statement of assets and liabilities as of the Borrower’s most recently ended fiscal year for which annual reports have been prepared and the related statements of operations and of changes in net assets for the fiscal year ended on such date, copies of which financial statements, certified by the independent public accountants for the Borrower, have heretofore been delivered to each Lender, fairly present, in all material respects, the financial position of the Borrower as of such date and the results of its operations for such period, in conformity with GAAP (as consistently applied).

3.2 No Change. Since the date of the statement of assets and liabilities for the most recently ended fiscal year for which annual reports have been prepared for the Borrower, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

3.3 Existence; Compliance with Law. The Borrower and each of its Subsidiaries is (a) an organization duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority and the legal right to own its property and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign entity and is in good standing under the laws of each jurisdiction where its ownership of property or the conduct of its business requires such qualification except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law (including, without limitation, the 1940 Act and the 1933 Act) except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. The shares of the Borrower have been validly authorized.

3.4 Power; Authorization; Enforceable Obligations. The Borrower has the power and authority and the legal right, to execute, deliver and perform the Loan Documents to which it is a party and to borrow hereunder and has taken all necessary action to authorize the borrowings on the terms and conditions of this Agreement and any Notes and to authorize the execution, delivery and performance of the Loan Documents to which it is a party including, without limitation, receiving the approval of the majority of the independent members of the Board of Trustees or board of directors of the Borrower as to entering into the transactions contemplated hereby. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which the Borrower is a party other than those that have been obtained. This Agreement has been, and each other Loan Document to which it is a party will be, duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5 No Legal Bar. The execution, delivery and performance of the Loan Documents to which the Borrower is a party, the borrowings hereunder and the use of the proceeds thereof will not violate any material Requirement of Law (including, without limitation, the 1940 Act) or Contractual Obligation of the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any material Lien on any of their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

3.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or against any of its properties or revenues, including, without limitation, against any of its Subsidiaries, (i) with respect to the authorization, legality, validity, or enforceability of any Loan Document or the rights or remedies of the Administrative Agent or any Lender hereunder or thereunder, or (ii) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

3.7 No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any Requirement of Law or Contractual Obligations in any respect that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

3.8 Ownership of Property; Leases; Liens. Each of the Borrower and its Subsidiaries has good title to all its property except for defects which could not reasonable be expected to result in a Material Adverse Effect, and its property is not subject to any Lien except as permitted by Section 6.3. All material leases of the Borrower and each of its Subsidiaries are valid and subsisting and are in full force and effect in all material respects.

3.9 No Burdensome Restrictions. No Requirement of Law applicable to, or Contractual Obligation of, the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

3.10 Taxes. (a) The Borrower and each of its Subsidiaries has filed all tax returns which, to the knowledge of the Borrower, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower); as of the date hereof, the Borrower has not been subject to a Federal income tax audit; and as of the date hereof, no tax Lien or Liens have been filed which at any one time aggregate in excess of One Hundred Thousand ($100,000) Dollars, and, to the knowledge of the Borrower, as of the date hereof, no claim is being asserted, with respect to any such tax, fee or other charge.

(b) The Borrower is a “regulated investment company” as defined in the Code.

(c) Borrower is in compliance with all requirements of the Code applicable to regulated investment companies, so as to be relieved of federal income tax on net investment income and net capital gains distributed by it.

3.11 Margin Stock; Federal Regulations. If requested by any Lender or the Administrative Agent from time to time, the Borrower will furnish to the Administrative Agent and each Lender a statement and current list of the assets of the Borrower in conformity with the requirements of Form FR U-1 referred to in said Regulation U. Other than the furnishing of such statement and such list, no filing or other action is required under the provisions of Regulations T, U or X in connection with the execution and delivery of this Agreement and the making of the Loans hereunder, and such execution and delivery of this Agreement and making of the Loans is in compliance therewith.

3.12 ERISA. Neither the Borrower nor any ERISA Affiliate is currently or has at any time maintained or established or Plan. Neither the Borrower nor any ERISA Affiliate is currently or has at any time been a “party in interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975 of the Code) with respect to a Plan.

3.13 Certain Restrictions. The Borrower is not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board of Governors of the Federal Reserve System and the 1940 Act) which limits its ability to incur Indebtedness. The Borrower is not party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Borrower, any agreement relating thereto or any other agreement (including, without limitation, its charter or other organizational document) (other than the Note Purchase Agreements, or any agreement evidencing Indebtedness incurred in accordance with Section 6.2(d)), which limits its ability to incur Indebtedness.

3.14 Subsidiaries. The Borrower has no direct Subsidiaries (other than Controlled Portfolio Entities), and no equity investment or interest in any other Person (other than investments made or interests purchased in the ordinary course of business).

3.15 Registration of the Borrower. The Borrower is registered as a non-diversified, closed-end, management investment company under the 1940 Act. The Investment Manager is registered as an investment adviser under the Advisers Act, and is the Borrower’s investment manager.

3.16 Offering in Compliance with Securities Laws. The Borrower has issued all of its securities pursuant to an effective registration statement on Form N-2 or otherwise in accordance with all Federal and State securities laws applicable thereto in all material respects.

3.17 Investment Policies. The Borrower is in compliance in all material respects with all of its fundamental Investment Policies.

3.18 Permission to Borrow. The Borrower is permitted to borrow hereunder pursuant to the limits and restrictions set forth in its Prospectus and registration statement.

3.19 Accuracy of Information; Electronic Information. (a) All factual information furnished on or prior to the date hereof by or on behalf of the Borrower in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby (in each case, as amended, superseded, supplemented or otherwise modified with the knowledge of the Administrative Agent or such Lender) is, and all other such factual information hereafter furnished by or on behalf of the Borrower to the Administrative Agent or any Lender (in each case, as amended, superseded, supplemented or otherwise modified with the knowledge of the Administrative Agent or such Lender) will be, true and accurate in every material respect on the date as of which such information is dated or certified, and to the extent such information was furnished to the Administrative Agent or such Lender on or prior to the date hereof, as of the date of execution and delivery of this Agreement by the Administrative Agent or such Lender, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading; provided, however, that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(b) The Borrower agrees that neither the Administrative Agent nor any Lender shall be liable to the Borrower for any damages arising from its use of information or other materials obtained through electronic transmission systems which is incorrect or incomplete because of an electronic transmission error.

3.20 Affiliated Persons. To the best knowledge of the Borrower, the Borrower, together with its respective Affiliates, is not an “Affiliated Person” (as defined in the 1940 Act) of the Administrative Agent or any Lender.

3.21 Licenses, Permits, Etc. Each of the Borrower and its Subsidiaries owns or possess all material licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, without known conflict with the rights or others, except for those conflicts that, individually or in the aggregate, could not reasonable have a Material Adverse Effect.

3.22 Existing Indebtedness. Neither the Borrower nor any of its Subsidiaries is in default, which has not been waived or cured, in the payment of any principal or interest on any Indebtedness of the Borrower or such Subsidiary, and no event or condition exists with respect to any Indebtedness of the Borrower or any of its Subsidiaries the outstanding principal amount of which exceeds $10,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

3.23 Foreign Assets Control Regulations, Etc. (a) None of the execution, delivery or performance of any Loan Document, the issuance of any Notes, or the use of proceeds of the Loans will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) Neither the Borrower nor any of its Subsidiaries (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order and (ii) engages in any dealings or transactions with any such Person. Each of the Borrower and its Subsidiaries is in compliance, in all material respects, with the Patriot Act.

(c) No part of the proceeds from any of the Loans hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Borrower.

(d) The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and the Borrower and its Subsidiaries, and to the knowledge of the Borrower and its Subsidiaries, their respective officers, employees, directors and agents (such agents acting pursuant to the direction of the Borrower or its Subsidiaries), in each case, to the extent acting on behalf of the Borrower or its Subsidiaries, are in material compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower or any of its Subsidiaries, or (b) to the knowledge of any Responsible Officer, any of the directors, officers or employees while in such office of the Borrower or any of its Subsidiaries or any agent of the Borrower or any of its Subsidiaries that acts at the direction of the Borrower or any of its Subsidiaries in connection with the credit facility established hereby, is a Sanctioned Person. No Loan or use of proceeds contemplated by the Credit Agreement will violate Anti-Corruption Laws or applicable Sanctions.

3.24 Ranking of Obligations. The Borrower’s payment obligations under this Agreement and the Notes will, upon issuance of the Notes, rank pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of the Borrower.

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions to Initial Loans. The agreement of each Lender to make Loans hereunder and the effectiveness of this Agreement is subject to the satisfaction, prior to or on the Closing Date, of the following conditions precedent, which conditions precedent apply to and shall be satisfied by the Borrower:

(a) Executed Agreement; Fees. The Administrative Agent shall have received this Agreement fully executed and delivered by all other parties thereto, including, without limitation, by a duly authorized officer of the Borrower, with a counterpart for each Lender. SMBC shall have received a fully executed Fee Letter and the payment of all fees described therein.

(b) Notes. The Administrative Agent shall have received Notes for each Lender that has requested Notes pursuant to Section 2.5(e), executed and delivered by a duly authorized officer of the Borrower.

(c) Related Agreements. The Administrative Agent shall have received, with a copy for each Lender, true, correct and complete copies, certified as to authenticity by the Borrower, of (i) the Borrower’s most recent Prospectus, Investment Advisory Agreement, Custody Agreement, Administration Agreement and Transfer Agency Agreement, (ii) the Borrower’s most recent annual and semi-annual financial reports, and (iii) such other documents or instruments as may be reasonably requested by the Administrative Agent, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which the Borrower may be a party.

(d) Proceedings of the Borrower. The Administrative Agent shall have received a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the board of directors of the Borrower authorizing (i) the execution, delivery and performance of the Loan Documents and (ii) the borrowings contemplated hereunder, certified by the Secretary or an Assistant Secretary of the Borrower as of the Closing Date, which certificate shall be in form and substance satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded and are in full force and effect.

(e) Incumbency Certificate. The Administrative Agent shall have received a certificate of the Borrower, dated the Closing Date, as to the incumbency and signature of the officers of the Borrower executing any Loan Document, executed by the Secretary or any Assistant Secretary of the Borrower, satisfactory in form and substance to the Administrative Agent.

(f) Organizational Documents. The Administrative Agent shall have received true, correct and complete copies of the charter or certificate, as the case may be, and by-laws of the Borrower, certified as of the Closing Date as true, correct and complete copies thereof by the Secretary or an Assistant Secretary of the Borrower.

(g) Legal Opinions. The Administrative Agent shall have received, with a counterpart for each Lender, the executed legal opinion of counsel to the Borrower (which shall not be an “Accord” opinion). Such legal opinion shall cover such matters incident to the transactions contemplated by this Agreement as the Administrative Agent or any Lender may reasonably require.

(h) Financial Information. The Administrative Agent shall have received the most recent publicly available financial information (which includes a list of portfolio securities) for the Borrower.

4.2 Conditions to Each Loan. The agreement of each Lender to make any Loan requested by the Borrower to be made by it on any date (including, without limitation, its initial Loan) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.

(c) Maximum Borrowing Limitation. Immediately prior to and immediately after giving effect to the proposed Loans to be made, the Borrower’s Asset Coverage Ratio shall not be less than 325% and the Borrower shall provide the Administrative Agent with a pro forma calculation of the Asset Coverage Ratio taking into effect the proposed Loans (using Net Asset values as calculated within 10 Days of the Borrowing Date); and in each case the Borrower shall not have violated any Requirements of Law or exceeded the borrowing limits set forth in its Prospectus or registration statement.

(d) Regulation U; Forms U-1. The Lenders shall be satisfied that the Loans and the use of proceeds thereof comply in all respects with Regulation U. To the extent required by Regulation U, the Administrative Agent shall have received a copy of either (i) Form FR U-1, duly executed and delivered by the Borrower and completed for delivery to each Lender, in form acceptable to the Administrative Agent, or (ii) a current list of the assets of the Borrower (including all Margin Stock from the Borrower), in form acceptable to the Administrative Agent and in compliance with Section 221.3(c)(2) of Regulation U.

(e) Net Asset Value. The Net Assets of the Borrower most recently calculated prior to the Borrowing Date (but in any event within 10 Days of the Borrowing Date) shall be greater than or equal to the Minimum Net Assets, and the Borrower shall provide the Administrative Agent with a statement of said Net Assets and Minimum Net Assets (calculated within 10 Days of the Borrowing Date).

(f) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date thereof that the conditions contained in this Section 4.2 have been satisfied with respect to the Borrower.

SECTION 5. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as (i) the Commitments remain in effect or (ii) any amount is owing by it to any Lender or the Administrative Agent hereunder or under any other Loan Document, it shall:

5.1 Financial Statements. Furnish to the Administrative Agent (with copies for each Lender):

(a) as soon as available and in any event within 60 days after the end of each fiscal year of the Borrower, a statement of assets and liabilities of the Borrower as at the end of such fiscal year, a statement of operations for such fiscal year, a statement of changes in net assets for such fiscal year and the preceding fiscal year, a statement of portfolio of investments as at the end of such fiscal year and the per share and other data for such fiscal year prepared in accordance with GAAP (as consistently applied) and all regulatory requirements, and all presented in a manner acceptable to the Securities and Exchange Commission or any successor or analogous Governmental Authority and accompanied by an opinion thereon of PricewaterhouseCoopers or any other independent certified public accountants of recognized standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and that their results of operations have been prepared in conformity with GAAP, consistently applied.

(b) as soon as available and in any event within 60 days after the close of the first six-month period of each fiscal year of the Borrower, a statement of assets and liabilities as at the end of such six-month period, a statement of operations for such six-month period, a statement of changes in net assets for such six-month period and a portfolio of investments as at the end of such six-month period, all prepared in accordance with regulatory requirements and GAAP (subject to normal year-end adjustments and consistently applied) and certified by a Responsible Officer that such statements are prepared in accordance with GAAP consistently applied;

(c) as soon as available and in any event within 60 days after the close of each fiscal quarter of the Borrower, a statement of assets and liabilities as at the end of such quarter, a statement of operations for the year-to-date period for such quarter, a statement of changes in net assets for the year-to-date period for such quarter and a portfolio of investments as at the end of such quarter, all prepared in accordance with regulatory requirements and GAAP (subject to normal year-end adjustments and consistently applied) and certified by a Responsible Officer that such statements are prepared in accordance with GAAP consistently applied; and

(d) as soon as available, but in any event not later than 10 days after the end of each month of each fiscal year of the Borrower, the net asset value sheet of the Borrower as at the end of such month, in the form and detail similar to those customarily prepared by the Borrower’s management for internal use and reasonably satisfactory to the Administrative Agent, certified by a Responsible Officer as being fairly stated in all material respects;

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

5.2 Certificates; Other Information. Furnish to the Administrative Agent (with copies if requested for each Lender):

(a) concurrently with the delivery of the financial statements and information referred to in Sections 5.1(a), (b) and (c), a certificate of a Responsible Officer stating that (i) to the best of such Officer’s knowledge, the Borrower during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and (ii) no Default or Event of Default has occurred and is continuing except as specified in such certificate;

(b) within fifteen days after the same are sent, copies of all financial statements and reports which the Borrower sends to its investors, and within five Business Days after the same are filed, copies of all financial statements and reports which the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority other than those filings otherwise required to be delivered under Section 5.1 hereof;

(c) as soon as available, but in any event not later than ten days after the end of each quarter, a certificate of a Responsible Officer showing in reasonable detail the calculations supporting the Borrower’s compliance with Section 6.1 and Section 6.7(b);

(d) as soon as available, but in any event not later than one day after such calculation is made, a certificate of a Responsible Officer showing in reasonable detail calculation of the Borrower’s Asset Coverage Ratio. The Borrower shall calculate its Asset Coverage Ratio on a weekly basis; and

(e) promptly, such additional financial and other information as any Lender may from time to time reasonably request, including, without limitation, copies of all changes to the Prospectus and registration statement and organizational documents and information about the Borrower’s Subsidiaries.

For the avoidance of doubt, any certifications required to be made by a Responsible Officer pursuant to Section 5.1 or this Section 5.2 that are required to be delivered on the same day may, but need not, be delivered by incorporating such certifications into a single certificate. In addition, to the extent two or more subsections of Section 5.1 or this Section 5.2 require delivery of the same certification, information or other deliverable, the delivery of one copy of such certification, information or other deliverable shall satisfy the requirements of all such subsections.

5.3 Payment of Obligations. Pay, discharge or otherwise satisfy, and cause each of its Subsidiaries to pay discharge or otherwise satisfy, at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower.

5.4 Conduct of Business; Maintenance of Existence and Investment Company Status; Compliance with Law and Contractual Obligations; Maintenance of Custodian. Continue to engage in its investment business in accordance with its Investment Policies, Prospectus and registration statement, as such may be supplemented or amended from time to time, and preserve, renew and keep in full force and effect its and its Subsidiaries’ existence and take all reasonable action to maintain all of its and its Subsidiaries licenses, certificates, permits, rights, privileges and franchises necessary or desirable in the normal conduct of its or its respective Subsidiary’s business; comply with, and cause its Subsidiaries to comply with, all Contractual Obligations and Requirements of Law (including, without limitation, Regulations U and X and other applicable regulations of the Board of Governors of the Federal Reserve System) except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect; maintain at all times its status as non-diversified, closed-end an investment company registered under the 1940 Act; maintain at all times a custodian which is a bank or trust company organized under the laws of the United States or a political subdivision thereof having assets of at least $10,000,000,000 and a long-term debt or deposit rating of at least A from S&P or A2 from Moody’s; and maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.

5.5 Maintenance of Property; Insurance. Keep, and cause its Subsidiaries to keep, all property useful and necessary in its business, if any, in good working order and condition, normal wear and tear excepted; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are customarily insured against in the same general area by entities engaged in the same or similar business or as may otherwise be required by the Securities and Exchange Commission or any successor or analogous Governmental Authority (including, without limitation, (i) fidelity bond coverage as shall be required by Rule 17g-1 promulgated under the 1940 Act or any successor provision and (ii) errors and omissions insurance); and furnish to each Lender, upon written request, full information as to the insurance carried.

5.6 Inspection of Property; Books and Records; Discussions. Keep, and cause each of its Subsidiaries to keep, proper books of records and account in which full, true and correct entries in conformity with GAAP and all material Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of (i) the Administrative Agent, upon its own discretion or at the reasonable request of any Lender, and (ii) upon the occurrence and during the continuance of an Event of Default, any Lender, to visit and inspect any of the Borrower’s properties and examine and make abstracts from any of its books and records during normal business hours and to discuss the business, operations, properties and financial and other condition of the Borrower with officers and employees of the Borrower and with its independent certified public accountants; provided that, unless a Default or an Event of Default shall have occurred and be continuing, the Administrative Agent shall provide the Borrower with five (5) Business Days’ prior notice of such visit and shall only conduct such visit at most twice a year.

5.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting the Borrower or any of its Subsidiaries in which the amount reasonably determined to be at risk is more than 5% of the Borrower’s net assets and not covered by insurance or in which injunctive or similar relief is sought;

(d) any change in the Borrower’s Prospectus or registration statement involving Investment Policies;

(e) any development or event which could reasonably be expected to have a Material Adverse Effect on the Borrower; and

(f) any change in the Borrower’s custodian.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

5.8 Purpose of Loans. Use the proceeds of the Loans for general corporate purposes of the Borrower as an investment company registered under the 1940 Act. Without limiting the foregoing, the Borrower will not, directly or indirectly, use any part of such proceeds for any purpose which would violate any provision of its registration statement or any applicable statute, regulation, order or restriction.

5.9 Payments Following Default or Event of Default. During the continuation of any Default or Event of Default, the Borrower shall make payments with respect to the Loans and other amounts outstanding under this Agreement not less than pro rata with payments of all principal amounts of any unsecured borrowings of the Borrower, calculated in accordance with principal amounts outstanding.

SECTION 6. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as (i) the Commitments remain in effect or (ii) any amount is owing by it to any Lender or the Administrative Agent hereunder or under any other Loan Document, it shall not, without the prior written consent of the Required Lenders, directly or indirectly:

6.1 Financial Condition Covenant. Permit the Asset Coverage Ratio to be less than the Minimum Permitted Ratio; or in each case allow Indebtedness of the Borrower to exceed the limits set forth in the Borrower’s Prospectus or registration statement or allow Indebtedness to exceed the requirements of the 1940 Act.

6.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness of the Borrower or any of its Subsidiaries, except Indebtedness of the Borrower or such Subsidiary incurred (a) under the Loan Documents, (b) in the form of reverse repurchase transactions, Swap Obligations, Interest Rate Agreements, derivatives, or other transactions entered into primarily for investment purposes which have the effect of borrowing, provided that the notional value of all Swap Obligations shall not exceed $50 million at any time, (c) pursuant to the Note Purchase Agreements, (d) any additional unsecured Indebtedness that the Borrower may issue from time to time provided that the Asset Coverage Ratio is greater than 350% at the time of issue taking into account such issuance, and no Default or Event of Default is then existing or would be caused thereby and Borrower has certified the same to Lenders and Agent, and provided further that the net proceeds (after payment of premium, fees and expenses) of such issuances not used to refinance then existing unsecured indebtedness shall be used to repay the Loans and other amounts due under this Agreement until paid in full, provided such 350% condition precedent and use of proceeds requirement may be waived with Required Lenders’ consent, or (e) secured Indebtedness the aggregate principal amount of which is not outstanding for more than 60 days and which does not exceed five percent (5%) of the Borrower’s Total Assets at the time of incurrence of such Indebtedness (“Permitted Secured Indebtedness”); and, in each case, which is not otherwise prohibited by law, is in the ordinary course of business, and is not in contravention of the Borrower’s Prospectus and in the case of 6.2(a), (c), (d) and (e) is reflected properly as Senior Securities representing Indebtedness of the Borrower in the calculation of the Asset Coverage Ratio.

6.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of the property, assets or revenues of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, except for (i) Liens securing Permitted Secured Indebtedness, which Liens are upon specific identified assets of the Borrower which are placed in a segregated account and are generally representative of the assets of the Borrower taken as a whole in credit quality, and, (ii) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or such Subsidiary in conformity with GAAP, (iii) Liens arising in connection with claims for customary fees and expenses, and for ordinary course advances made by, or payments due to, the custodian under the Borrower’s Custody Agreement, (iv) Liens created, incurred, assumed or suffered to exist in compliance with the Prospectus and registration statement of the Borrower in the ordinary course of the Borrower’s business, (v) liens upon collateral valued at up to $50 million at any time granted in connection with Swap Obligations, or (vi) Liens created under any of the Loan Documents.

6.4 Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any material Guarantee Obligation of the Borrower or any of its Subsidiaries, except as may occur in the ordinary course of the Borrower’s or such Subsidiary’s business and which is not otherwise prohibited by any Requirements of Law.

6.5 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, unless no Default or Event of Default shall have occurred and be continuing or be caused by such merger, consolidation or amalgamation, the Borrower is the surviving entity of such merger, consolidation or amalgamation and the Investment Manager remains the investment manager of the Borrower; liquidate, wind up or dissolve (or suffer any liquidation or dissolution); convey, sell, lease, assign, transfer or otherwise dispose of all of the property, business or assets of the Borrower in a single transaction or in related transactions; or make any material change in its present method of conducting business.

6.6 Limitation on Distributions. Make or set apart for payment any distribution or dividend (other than a dividend or distribution paid in shares of, or options, warrants, or rights to subscribe for, or purchase, common shares or other shares of capital stock of the Borrower) to the shareholders of the Borrower, whether now or hereafter existing, either directly or indirectly, whether in cash or property or in obligations of the Borrower if such distribution or dividend would result in a Default or an Event of Default; provided however, that dividends may be paid to preferred shareholders of the Borrower if (x) the Loans and any other Senior Securities Representing Indebtedness have an asset coverage (as determined in accordance with Section 18h of the 1940 Act as in effect as of the Closing Date) of at least 200% at the time the dividend is set apart for payment after deducting the amount of such dividend and (y) the amount of dividends set apart for payment during the cure period does not exceed $250,000 (asset coverage ratios for this Section 6.6 may be calculated on the basis of values calculated as of a time within 48 hours next preceding the time of such determination). Notwithstanding the foregoing sentence, during the occurrence and continuation of an Event of Default specified in paragraphs (a) or (e) of Section 7, including without limitation arising due to any failure to make a mandatory prepayment due pursuant to the provisions of Section 2.6(b), the Borrower shall not make any distribution or dividend to the shareholders of the Borrower, whether now or hereafter existing, either directly or indirectly, whether in cash or property or in obligations of the Borrower. Notwithstanding the foregoing, nothing herein shall prevent the Borrower from making (i) distributions that are required to enable the Borrower to qualify as a “regulated investment company” under Sections 851-855 of the Code or otherwise to minimize or eliminate federal or state income or excise taxes payable by the Borrower or (ii) distributions that are required by any other Requirement of Law.

6.7 Limitation on Investments, Loans and Advances; Subsidiaries. (a) Make, or permit any of its Subsidiaries to make, any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of or make any other investment (each such advance, loan, extension, contribution, purchase or investment, an “Investment”) in, any Person, except those not inconsistent with the Borrower’s Investment Policies; provided that the Borrower shall have no direct Subsidiaries, and no equity investment or interest in any other Person (other than Controlled Portfolio Entities).

(b) Notwithstanding any other provision hereof to the contrary, make, or permit any of its Subsidiaries to make, any Investment in any Person (including, without limitation, a single master limited partnership) if the aggregate amount of all Investments in such Person exceeds, at the time of such Investment, fifteen percent (15%) of the Borrower’s Total Assets.

6.8 Limitation on Transactions with Affiliates. Enter into, or permit any of its Subsidiaries to enter into, any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) not otherwise prohibited under this Agreement and not in violation of the 1940 Act, and (b) in the ordinary course of the Borrower’s or such Subsidiary’s business.

6.9 Limitation on Negative Pledge Clauses. Enter into, or permit any of its Subsidiaries to enter into, with any Person any agreement which prohibits or limits the ability of the Borrower or such Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than (i) the Loan Documents, (ii) the Note Purchase Agreements, (iii) the provisions of certain series of mandatory redeemable preferred shares issued by the Borrower, (iv) the Institutional Account Agreement for Introduced Accounts, dated as of October 6, 2010 between the Borrower and JPMorgan and its Affiliates, (v) except as may occur in the ordinary course of the Borrower’s or such Subsidiary’s business and which is not otherwise prohibited by any Requirements of Law, or (vi) in connection with Indebtedness permitted by the provisos of Section 6.2(d) hereof.

6.10 Limitation on Changes to Investment Policies. Except as may be required by law, make any amendment to the Prospectus or registration statement of the Borrower relating to changes in the Borrower’s fundamental Investment Policies without the consent of the Required Lenders, which consent shall not be unreasonably withheld or delayed.

6.11 Permitted Activities. Permit any of its Subsidiaries to engage in any business or activity other than holding portfolio investments consistent with the Borrower’s Investment Policies.

6.12 ERISA. Establish, maintain or be obligated, or permit any ERISA Affiliate to establish, maintain or be obligated, in respect of a Plan.

6.13 Terrorism Sanctions Regulations. Become, or permit any of its Subsidiaries to become, a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order, or engage, or permit any of its Subsidiaries to engage, in any dealings or transactions with any such Person.

6.14 Asset Coverage Ratio Calculation. Change the frequency with which it calculates or publishes its Asset Coverage Ratio, except if it is to increase the frequency.

6.15 Anti-Corruption Laws. The Borrower will not request any Loan, and the Borrower shall not use, and shall prohibit its Subsidiaries from using, and its or their respective directors, officers and employees, and agents to the extent acting on behalf of and at the direction of Borrower or any of its Subsidiaries shall not use, the proceeds of any Loan (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the specific purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that violates any Sanctions applicable to the Borrower or any Subsidiary.

SECTION 7. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing (each an “Event of Default”):

(a) The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms thereof or hereof, including, without limitation, any failure to make a mandatory prepayment due pursuant to the provisions of Section 2.6(b); or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder, within five (5) days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

(b) Any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c) The Borrower shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) and (b) of this Section), and such default shall continue unremedied for a period of 30 days or, solely in the case of such default arising under Sections 5.4, 5.7, 5.8, 6.5 or 6.7 hereof, five (5) Business Days; provided for such defaults arising under Sections 6.11, 6.12 and 6.13 hereof, there shall be no period of remedy; or

(d) The Borrower or any of its Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Loans), Swap Obligation or in the payment of any Guarantee Obligation, beyond the grace period (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness, Swap Obligation or Guarantee Obligation was created; or (ii) after the satisfaction or expiration of any notice requirement and grace period pertaining thereto, default in the observance or performance of any other agreement or condition relating to any such Indebtedness, Swap Obligation or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation or Swap Obligation (or a Trust or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness or Swap Obligation to become due prior to its stated maturity or such Guarantee Obligation to become payable; provided that no Event of Default shall occur under this Section 7(d) if the aggregate liability in respect of such Indebtedness, Swap Obligation or Guaranty Obligation is less than $5,000,000; or

(e) (i) The Borrower shall commence any case, proceeding or other action with respect to itself (A) under any then applicable law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains unvacated, undischarged, unstayed or unbonded pending appeal within 60 days from the entry thereof; or (iii) there shall be commenced against the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(f) Either the Borrower or any Commonly Controlled Entity of the Borrower incurs any liability to any Plan which would reasonably be expected to have a Material Adverse Effect on the Borrower; or

(g) One or more final judgments or decrees shall be entered against the Borrower of any of its Subsidiaries involving in the aggregate a liability (not fully covered by insurance or otherwise paid or discharged) equal to or exceeding $5,000,000, which judgment(s) remain unsatisfied for at least 60 days; or

(h) Either the Investment Manager or an Affiliate thereof shall no longer act as investment manager for the Borrower, or in the aggregate Richard A. Kayne and Robert V. Sinnott, each an individual resident in Los Angeles County, California, shall own less than 50.1 per cent of the equity interests of the Investment Manager or such Affiliate;

(i) The Borrower shall cease to be registered under the 1940 Act (or proceedings for such purpose shall have been instituted); or

(j) The Borrower shall fail to materially comply with its fundamental Investment Policies (including, without limitation, that the Borrower invest at least 85% of its Total Assets in energy-related master limited partnerships and their affiliates and in other companies that, as their principal business, operate assets used in the gathering, transporting, processing, storing, refining, distributing, mining or marketing or natural gas, natural gas liquids (including propane), crude oil, refined petroleum products or coal) in a manner which the Required Lenders, in their sole discretion, determine could reasonably be expected to have a Material Adverse Effect; or

(k) The Borrower shall fail to materially comply with the 1940 Act; or

(l) The Borrower’s Asset Coverage Ratio shall at any time be less than 200%;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (e) of this Section with respect to the Borrower, automatically the Commitments available to the Borrower shall immediately terminate and the Loans hereunder made to the Borrower (with accrued interest thereon) and all other amounts owing under this Agreement by the Borrower shall immediately become due and payable, and (B) if such event is any other Event of Default with respect to the Borrower, any or all of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments available to the Borrower to be terminated forthwith, whereupon such Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement by the Borrower to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 8. THE ADMINISTRATIVE AGENT

8.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

8.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence, willful misfeasance, bad faith or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

8.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

8.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders or all of the Lenders, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders or all of the Lenders, as applicable; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

8.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Commitment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

8.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not the Administrative Agent hereunder and under the other Loan Documents. With respect to the Loans made by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

8.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon ten (10) Business Days’ notice to the Lenders and the Borrower; provided that absent the existence and continuation of an Event of Default hereunder, such resignation shall not become effective without the prior written consent of the Borrower, which shall not be unreasonably denied. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

SECTION 9. MISCELLANEOUS

9.1 Amendments and Waivers. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of maturity of any Loan or of any installment thereof, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the consent of each Lender affected thereby, or (ii) amend, modify or waive any provision of this subsection or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all the Lenders, or (iii) amend, waive or modify the first two sentences of Section 2.9(a), in each case without the written consent of all the Lenders, or (iv) amend, waive or modify Section 2.6(b) without the written consent of all the Lenders, or (v) amend, waive or modify Section 6.1 without the written consent of all the Lenders, or (vi) amend, modify or waive any provision of Section 8 without the written consent of the then Administrative Agent. Any such waiver and any such amendment, supplement or modification shall be effective in the specific instance and for the specific purpose for which given. This Section 9.1 is subject to the proviso that a Defaulting Lender’s vote shall not be included except that (i) such Defaulting Lender’s Commitment may not be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, Loans may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent.

9.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (which writing may be in the form of a facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or five days after being deposited in the mail, postage prepaid, or, in the case of facsimile notice, when transmitted, with written confirmation of transmission obtained, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in Schedule I in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

To the Borrower:	To the Administrative Agent:

c/o KA Fund Advisors, LLC	Sumitomo Mitsui Banking Corporation
811 Main Street, 14th Floor	277 Park Avenue
Houston, TX 77002	New York, NY 10172
Attention: XXXX	Attention: XXXX
Facsimile: XXXX	Facsimile No.: XXXX

with a copy to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
Attention: XXXX
Facsimile No.: XXXX

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Section 2.2, 2.4, 2.6, 2.9(b), or 2.13(a) shall not be effective until received.

9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

9.5 Payment of Expenses and Taxes; Indemnification. The Borrower agrees (i) to reimburse the Administrative Agent for its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, (ii) to reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement with respect to the Borrower, the other Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent, (iii) to indemnify and hold each Lender and the Administrative Agent harmless, from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents with respect to the Borrower, and (iv) to indemnify and hold each Lender and the Administrative Agent (and their respective affiliates, directors, officers, agents and employees (collectively with the Administrative Agent and the Lenders, the “Indemnified Parties”)) harmless from and against any and all other liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, reasonable costs, reasonable out-of- pocket expenses or disbursements of any kind or nature whatsoever (including but not limited to reasonable attorney’s fees and settlement costs) arising directly or indirectly from or in connection with the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, from the Borrower’s use of proceeds or the commitment, from failure of the Borrower to comply with rules, regulations and laws regarding the business of mutual funds, from false or incorrect representations or warranties or other information provided in connection with this Agreement, or from failure of the Borrower to comply with covenants in a timely manner (all the foregoing in this clause (iv) , collectively, the “indemnified liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnified Party with respect to indemnified liabilities arising from (A) with respect to any Indemnified Party, the gross negligence or willful misconduct of such Indemnified Party, (B) disputes arising between or among the Lenders and the Administrative Agent, or (C) with respect to any such Indemnified Party, the failure of such Indemnified Party (and its Affiliates) to comply with any Requirement of Law. The agreements in this Section 9.5(a) shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

9.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(b) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable laws, at any time sell to one or more Persons as permitted by law (“Participants”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that (i) such Lender will not agree to any modification, amendment or waiver of this Agreement described in clause (i) of the proviso in Section 9.1 without the consent of the Participant and (ii) the Participant may obtain voting rights limited to changes in respect of the principal amount, interest rates, fees and term of the Loans. The Borrower agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable laws, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 9.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.10 and 2.11 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.11, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time and from time to time assign to any Lender or any Affiliate thereof that is an Eligible Lender or, with the consent of the Administrative Agent and (so long as no Event of Default shall have occurred and be continuing) the Borrower (not to be unreasonably withheld), to an additional Eligible Lender (an “Assignee”) all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, substantially in the form of Exhibit 9.6(c), executed by such Assignee, such assigning Lender (and the Administrative Agent) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, however, that, unless waived by the Administrative Agent, such assignments must be in amounts of at least $1,000,000 (or, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, all of such lesser amount). Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement.

(d) The Administrative Agent, on behalf of the Borrower, shall maintain at the address of the Administrative Agent referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may (and, in the case of any Loan or other obligation hereunder not evidenced by a Note, shall) treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and the Administrative Agent) together with payment by the assigning Lender or Assignee to the Administrative Agent of a registration and processing fee of $3,000 (for which the Borrower shall not have an obligation to reimburse unless such assignment is made pursuant to Section 2.12(b)), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower.

(f) The Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(g) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

9.7 Adjustments; Set-off. (a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(e), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

9.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or pdf transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with Investment Manager and the Administrative Agent.

9.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK.

9.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the sole exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right of any party hereto to effect service of process in any other manner permitted by law or shall limit the right of any party hereto to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

9.13 Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

9.14 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.15 Waiver of Conflicts; Confidentiality. (a) The Borrower acknowledges that the Administrative Agent and each Lender and their respective affiliates (collectively, the “Bank Parties”) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. The Bank Parties will not use Confidential Information obtained from the Borrower by virtue of the transactions contemplated by this Agreement or their other relationships with the Borrower in connection with the performance by each of the Bank Parties of services for other companies, and each of the Bank Parties will not furnish any such Confidential Information to other companies. The Borrower also acknowledge that no Bank Party has any obligation to use in connection with the transactions contemplated by this Agreement, or to furnish to the Borrower, confidential information obtained from other companies.

(b) For purposes of this Section, “Confidential Information” shall mean all information received from the Borrower or Investment Manager relating to any of them or their business, other than any such information, that is available to the Administrative Agent or any Lender on a nonconfidential basis other than as a result of a breach of this Agreement. Each of the Administrative Agent and each Lender agrees to maintain the confidentiality of, and not to use the Confidential Information, except that Confidential Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including, without limitation, accountants, legal counsel and other advisors for purposes relating to the transactions contemplated by this Agreement or for conducting legitimate audits (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and will have agreed to keep such Confidential Information confidential), (ii) to the extent requested by any legal or regulatory authority having or claiming jurisdiction over such Person, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement for purposes relating to the transactions contemplated hereby, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this subsection, to any Assignee of or Participant in, or any prospective Assignee of or Participant in, any of its rights under this Agreement or (g) with the written consent of the Borrower. Any person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.

9.16 Non-Recourse. The Administrative Agent and the Lenders hereby agree for the benefit of the Investment Manager and each and every shareholder, trustee, director and officer of the Investment Manager, the Borrower and any successor, assignee, heir, estate, executor, administrator or personal representative of any such shareholder, Trustee, director and officer (a “Non-Recourse Person”) that: (a) no Non-Recourse Person shall have any personal liability for any obligation of the Borrower under this Agreement or any Loan Document or any other instrument or document delivered pursuant hereto or thereto (except, in the case of any shareholder, to the extent of its investment in the Borrower); (b) no claim against any Non- Recourse Person may be made for any obligation of the Borrower under this Agreement or any Loan Document or other instrument or document delivered pursuant hereto or thereto, whether for payment of principal of, or interest on, the Loans or for any fees, expense, or other amounts payable by the Borrower hereunder or thereunder, or otherwise; and (c) the obligations of the Borrower under this Agreement or any Loan Document or other instrument or document delivered pursuant hereto or thereto are enforceable solely against the Borrower and its properties and assets.

9.17 PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act. The Borrower will provide such information promptly upon the request of such Lender.

[Remainder of page intentionally blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first written above.

SUMITOMO MITSUI BANKING
CORPORATION, as Administrative Agent and as a Lender

BY:
NAME:
TITLE:

SIGNATURE PAGE TO

$50,000,000 KAYNE ANDERSON MIDSTREAM/ENERGY FUND, INC.

CREDIT AGREEMENT

KAYNE ANDERSON MIDSTREAM/ENERGY FUND,INC.

BY:
NAME:
TITLE:

SCHEDULE I

COMMITMENTS, ADDRESSES, ETC.

Name and Address of Lender	Amount of Commitment
SUMITOMO MITSUI BANKING CORPORATION 277 Park Avenue New York, New York 10172 Attn: XXXX Tel: XXXX Fax: XXXX E-mail: XXXX	$50,000,000
TOTAL	$50,000,000

II- 1

EXHIBIT 2.5(e)

FORM OF NOTE

$	New York, New York
, 20

FOR VALUE RECEIVED, KAYNE ANDERSON MIDSTREAM/ENERGY FUND, INC., a Maryland corporation, registered as a closed-end management investment company under the Investment Company Act of 1940 (the “Borrower”), hereby unconditionally promises to pay to the order of                    , at the office of Sumitomo Mitsui Banking Corporation, as administrative agent for the Lenders (the “Lenders”) under the Credit Agreement, as hereinafter defined (in such capacity, the “Administrative Agent”), in lawful money of the United States of America and in immediately available funds, on the Maturity Date the principal amount of (a) DOLLARS ($), or, if less (b) the aggregate unpaid principal amount of all Loans made by the Lenders to the Borrower pursuant to Section 2.1 of the Credit Agreement, as hereinafter defined.

The undersigned further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time from the Closing Date at the applicable rates per annum set forth in Section 2.7 of the Credit Agreement referred to below until any such amount shall become due and payable (whether at the stated maturity, by acceleration or otherwise), and thereafter on such overdue amount at the rate per annum set forth in Section 2.7(c) of the Credit Agreement until paid in full (both before and after judgment). Interest shall be payable in arrears on each applicable Interest Payment Date, commencing on the first such date to occur after the date hereof and terminating upon payment (including prepayment) in full of the unpaid principal amount hereof; provided that interest accruing on any overdue amount shall be payable on demand.

The holder of this Note is authorized to endorse on the schedule annexed hereto and made a part hereof the date, Type and amount of each Loan made by such Lender to the Borrower, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each payment or prepayment of principal thereof and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto, in each case pursuant to the Credit Agreement. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement shall not affect the obligations of the Borrower in respect of such Loan.

This Note (a) is one of the Notes referred to in the Credit Agreement, dated as of July 25, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders and the Administrative Agent, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement.

2.5(e)-1

Upon the occurrence of one or more Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK.

KAYNE ANDERSON MIDSTREAM/ENERGY FUND, INC.

By:

Name:
Title:

2.5(e)-2

Schedule A to Note

LOANS AND REPAYMENTS OF LOANS

DATE	TYPE OF LOAN	AMOUNT OF LOANS	AMOUNT OF PRINCIPAL OF LOANS REPAID	UNPAID PRINCIPAL BALANCE OF LOANS	NOTATION MADE BY

2.5(e)-3

EXHIBIT 9.6(c)

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement dated as of July 25, 2014, by and among (i) KAYNE ANDERSON MIDSTREAM/ENERGY FUND, INC., a Maryland corporation, registered as a closed-end management investment company under the Investment Company Act of 1940 (the “Borrower”), (ii) the several banks and other financial institutions from time to time parties to this Agreement (the “Lenders”), and (iii) SUMITOMO MITSUI BANKING CORPORATION, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).

1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below) the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement.

2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to or in any connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, or any other obligor or the performance or observance by the Borrower, or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches any Notes held by it evidencing the Assigned Interest and (i) requests that the Administrative Agent, upon request by the Assignee, exchange the attached Notes for a new Note or Notes payable to the Assignee and (ii) if the Assignor has retained any interest in the Assigned Interest, requests that the Administrative Agent exchange the attached Notes for a new Note or Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished

9.6(c)-1

pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, without limitation, its obligation pursuant to Section 2.11(b) of the Credit Agreement.

4. The effective date of this Assignment and Acceptance shall be (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

6. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

7. This Assignment and Acceptance shall be governed by and construed in accordance with the substantive laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

9.6(c)-2

SCHEDULE 1 TO ASSIGNMENT AND ACCEPTANCE

RELATING TO THE CREDIT AGREEMENT

DATED AS OF JULY 25, 2014

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Principal Amount Assigned	Commitment Percentage Assigned[1]

$	. %

[NAME OF ASSIGNEE]	[NAME OF ASSIGNOR]

By:	By:
Name:	Name:
Title:	Title:

Accepted and Consented To:

SUMITOMO MITSUI BANKING CORPORATION	[BORROWER (If Required)]
as Administrative Agent

By:	By:
Name:	Name:
Title:	Title:

[1]	Calculate the Commitment Percentage that is assigned to at least 15 decimal places and show as a percentage of the aggregate commitments of all Lenders.

9.6(c)-3